Exhibit 99.1

Maze Therapeutics Announces Appointments to Its Board of Directors

August 13, 2026

Paula Johnson, M.D., M.P.H., and Sophie Kornowski, Pharm.D., M.B.A., join Maze’s Board of Directors, adding to the Company’s deep bench of clinical and industry experience

SOUTH SAN FRANCISCO, Calif., Aug. 13, 2026 (GLOBE NEWSWIRE) -- Maze Therapeutics, Inc. (Nasdaq: MAZE), a clinical-stage biopharmaceutical company developing small molecule precision medicines for patients with kidney and metabolic diseases, today announced the appointments of Paula Johnson, M.D., M.P.H., and Sophie Kornowski, Pharm.D., M.B.A., to its Board of Directors.

“We are excited to welcome Paula and Sophie to our Board at this important time for our company. With key progress made in our development programs, we are looking ahead to several important milestones, including additional data from MZE829 in broad AMKD patients in late 2026 or early 2027, initial data from MZE782 in 2027, and additional trial initiations for both molecules next year,” said Jason Coloma, Ph.D., chief executive officer of Maze. “As we continue to advance Maze’s pipeline toward late-stage clinical development and pre-commercial planning, both Paula and Sophie will bring a wealth of clinical and business experience to support our mission to harness the power of genetics to transform the lives of patients.”

Dr. Johnson brings over 30 years of clinical and research experience, specializing in cardiology. She has served as President of Wellesley College since 2016 and currently serves on the Board of Directors of Johnson & Johnson (J&J). Previously, Dr. Johnson founded and served as the inaugural Executive Director of the Connors Center for Women’s Health and Gender Biology at Brigham and Women’s Hospital from 2002 to 2016, and served as the Chief of the Division of Women’s Health at Brigham and Women’s Hospital from 2002 to 2016. She previously served as a Clinical Epidemiologist at Brigham and Women’s Hospital, as a Professor of Medicine at Harvard Medical School, and as Professor of Epidemiology at the Harvard School of Public Health. She holds an M.D. from Harvard Medical School, an M.P.H. from the Harvard T.H. Chan School of Public Health, and an A.B. from Harvard.

Dr. Kornowski joins Maze’s Board of Directors with more than 35 years of biopharmaceutical leadership experience, most recently serving as Chief Executive Officer of Boston Pharmaceuticals beginning in 2022, focusing the company’s pipeline on candidates for liver disease and leading the company to its acquisition by GlaxoSmithKline (GSK). Previously, she served as a Senior Partner at Gurnet Point Capital. Dr. Kornowski was Executive Vice-President of Roche Partnering and a member of the Extended Corporate Executive Committee of F. Hoffmann-La Roche AG and a board member of Chugai Pharmaceuticals. In that role, she led partnering and M&A strategy across early-stage compounds, late-stage assets, and technology-driven biotech companies, working closely with R&D and Commercial teams at Roche and Genentech. Earlier in her career, she held several commercial leadership roles across geographies in leading innovative pharmaceutical and diagnostic companies in France, Israel, and the U.S., notably at Roche and Merck & Co. She holds a Pharm.D. from Paris Descartes University and an M.B.A. from the University of Chicago Booth School of Business.

About Maze Therapeutics

Maze Therapeutics is a clinical-stage biopharmaceutical company harnessing the power of human genetics to develop novel small molecule precision medicines for patients with kidney and metabolic diseases. Guided by its Compass™ platform, Maze pursues genetically validated targets by integrating variant discovery and functionalization to discover and advance small molecule programs with first- or best-in-class potential. Maze’s pipeline is led by MZE829, a dual-mechanism APOL1 inhibitor in Phase 2 development for APOL1-mediated kidney disease (AMKD), and MZE782, a SLC6A19 inhibitor in Phase 2 development with the potential to treat both phenylketonuria (PKU) and chronic kidney disease (CKD). Maze is headquartered in South San Francisco. For more information, please visit mazetx.com, or follow Maze on LinkedIn and X.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the current beliefs and expectations of management. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, without limitation, statements concerning the company’s future plans and prospects, any expectations regarding the safety or efficacy of MZE829, MZE782 and other candidates under development, the ability of MZE829 to treat AMKD or other indications, the ability of MZE782 to treat PKU, CKD or other indications, the planned timing of the company’s clinical trials, data results and further development of MZE829, MZE782 and other therapeutic candidates, and the company’s ability to advance its pipeline towards late-stage clinical development. In addition, when or if used in this press release, the words “may,” “could,” “should,”

“anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “predict” and similar expressions and their variants, as they relate to the company may identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Although the company believes the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance that such expectations will prove to be correct. Readers are cautioned that actual results, levels of activity, safety, performance or events and circumstances could differ materially from those expressed or implied in the company’s forward-looking statements due to a variety of factors, including risks and uncertainties related to the company’s ability to advance MZE829, MZE782 and its other therapeutic candidates, obtain regulatory approval of and ultimately commercialize the company’s therapeutic candidates, the timing and results of preclinical studies and clinical trials, the company’s ability to fund development activities and achieve development goals, its ability to protect its intellectual property, general business and economic conditions, and risks related to the impact on its business of macroeconomic conditions, including inflation, volatile interest rates, tariffs, instability in the global banking sector, and public health crises. Further information on potential risk factors that could affect the company’s business and its financial results is detailed under the heading “Risk Factors” included in the documents the company files from time to time with the U.S. Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date of this press release and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

IR/Corporate Contact:

Argot Partners

maze@argotpartners.com

Media Contact:

Amanda Lazaro, 1AB Media

amanda@1ABMedia.com